GigOptix Announces Companywide Salary Reduction Plan

Palo Alto, CA (March 24, 2009) GigOptix, Inc. (OTCBB: GGOX), a leading provider of electronic engines for the optically connected digital world, today announced the implementation of a companywide salary reduction plan as part of the Company’s ongoing efforts to reduce operations expenses.  The salary reduction plan is designed to reduce labor costs and improve the Company’s financial performance in the face of an uncertain economic environment.

Under the plan, the salary of Dr. Avi Katz, the Company’s Chief Executive Officer, will be reduced by 18%; the salaries of the Company’s other executive officers will be reduced by 15%; and the salaries of the Company’s other employees will be reduced by 10%. In addition, each employee of the Company will receive a special grant of stock options equal to 10% of their outstanding options in recognition of their foregone salary. The salary reduction went into effect on March 23, 2009. This salary reduction plan is expected to result in expense savings of over $900,000 on an annualized basis.

“I am very proud of the effort of all of our employees and our Company’s continued performance in this unprecedented and challenging environment,” said Dr. Avi Katz. “Fiscal responsibility is an important key to our ongoing success and cost reduction is imperative in today’s climate to ensure that we maintain the strongest financial position possible for our shareholders.  By preserving the personnel who are instrumental to our organization and asking everyone to take less, starting at the top, we can continue to focus on meeting our short- and long-term financial goals.”

About GigOptix Inc.
GigOptix is a leading fabless manufacturer of electronic engines for the optically connected digital world. The Company offers a broad portfolio of high speed electronic devices including polymer electro-optic modulators, modulator drivers, laser drivers and TIAs for telecom, datacom, Infiniband and consumer optical systems, covering serial and parallel communication technologies from 1G to 100G. For more information, please visit www.GigOptix.com.

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Forward-Looking Statements
This release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements by GigOptix regarding its expected financial position, revenues, cash flow and other operating results, business strategy, financing plans, forecasted trends related to the markets in which it operates, and similar matters are forward-looking statements. GigOptix's actual results could be materially different from its expectations because of various risks to its business. Many of these risks are discussed under the caption "Risk Factors" in GigOptix' registration statement on Form S-4 on file with the SEC. Except for any obligation to disclose material information under the Federal securities laws, GigOptix undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document.

Contact:

GigOptix Inc.
Parker Martineau, 650-424-1937 x102 (Media)
Corporate Communications Manager
pmartineau@gigoptix.com
Or
Alliance Advisors, LLC
Alan Sheinwald, 914-669-0222 (Investor Relations)
President
asheinwald@allianceadvisors.net